EXHIBIT 99.1

          iPayment Announces Results for Second Quarter 2007

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 13, 2007--iPayment, Inc. ("iPayment") today announced financial results for the second quarter and six months ended June 30, 2007. Revenues increased to $192,674,000 for the second quarter of 2007 from $189,162,000 for the second quarter of 2006. Revenues, net of interchange, were $80,234,000 for the second quarter of 2007 compared with $79,427,000 for the second quarter of 2006. Net income was $1,340,000 for the second quarter of 2007 compared to net loss of $6,647,000 for the same period last year. The Company today has filed its Form 10-Q for the three months ended June 30, 2007, with the Securities and Exchange Commission.

    iPayment's management will hold a conference call on Tuesday, August 14, 2007, at 10:30 a.m. (Eastern Time) to discuss its second-quarter financial results. To listen to the call, participants should dial 913-981-4901 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:30 p.m. (Eastern Time) on Tuesday, August 14, 2007, and will continue through Tuesday, August 21, 2007, by dialing 719-457-0820 and entering Confirmation Code 9270467.

    The live broadcast of iPayment's quarterly conference call will be available online at www.ipaymentinc.com or www.earnings.com on August 14, 2007, beginning at 10:30 a.m. (Eastern Time). The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week.

    Information in this press release may contain "forward-looking statements" about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for 2006. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 145,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

    CONTACT: iPayment, Inc.
             Clay Whitson, 615-665-1858, Ext. 115
             Chief Financial Officer